Exhibit 99.1

ADDENDUM AND/OR AMENDMENT TO IMPORTANT INFORMATION IN CONNECTION WITH

CAPITAL INCREASE IN THE FRAMEWORK OF ISSUANCE OF RIGHTS ISSUE I

TO THE SHAREHOLDERS (“IMPORTANT INFORMATION”)

THE FINANCIAL SERVICES AUTHORITY/ OTORITAS JASA KEUANGAN (“OJK”) DOES NOT PROVIDE A STATEMENT APPROVING OR DISAPPROVING THESE SECURITIES, NOR DOES IT STATE THE ACCURACY OR ADEQUACY OF THE CONTENTS OF THIS IMPORTANT INFORMATION. ANY STATEMENT CONTRARY TO THE FOREGOING IS UNLAWFUL.

THIS INFORMATION IS IMPORTANT AND NEEDS IMMEDIATE ATTENTION. IF THERE IS ANY DOUBT ABOUT THE ACTION TO BE TAKEN, IT IS BEST TO CONSULT WITH A COMPETENT PARTY.

PT SARANA MENARA NUSANTARA TBK (THE “COMPANY”) IS FULLY RESPONSIBLE FOR THE ACCURACY OF ALL INFORMATION, FACTS, DATA OR REPORTS AND THE HONESTY OF OPINIONS STATED IN THIS IMPORTANT INFORMATION.

PT SARANA MENARA NUSANTARA TBK

Main Business Activities:

Engaged in the field of telecommunications central construction and holding company activities

Domiciled in Kudus, Indonesia

Head Office Jl. Jend. A. Yani No. 19A Kudus, Indonesia Tel. +62 291 431691 Fax. +62 291 431718 E-mail: corpsec@ptsmn.co.id Website : www.ptsmn.co.id	Branch Office Menara BCA, 55th Floor Jl. M.H Thamrin No. 1 Jakarta 10310 Tel. +62 21 23585500 Fax. +62 21 23586446

CAPITAL INCREASE BY GRANTING RIGHTS ISSUE I

(the “Capital Increase with Rights Issue I”)

The Company offers 8,083,478,731 (eight billion eighty three million four hundred seventy eight thousand seven hundred thirty one) New Shares or approximately 13.91% (thirteen point nine one) percent) of the total shares issued and fully paid up (not including treasury shares) after Capital Increase with Rights Issue I with a par value of IDR10.00,- (ten Rupiah) per share (the “Rights Issue Shares”). Each holder of 619 (six hundred nineteen) Old Shares whose name is registered in the Shareholders Register (the “Shareholders Register”) on July 10, 2025 at 04.00 p.m. Western Indonesian Time (WIB) is entitled to 100 (one hundred) Rights Issue, with each 1 (one) Rights Issue entitling its holder to purchase 1 (one) New Shares with an Exercise Price of IDR680,- (six hundred eighty Rupiah), which must be paid in full when submitting a Rights Issue exercise order. The amount of funds to be received by the Company in this Capital Increase with Rights Issue I is a maximum of IDR5,496,765,537,080 (five trillion four hundred ninety six billion seven hundred sixty five million five hundred thirty seven thousand eighty Rupiah).

P R O S P E C T U S

The shares offered in Capital Increase with Rights Issue I by means of issuance of Rights Issue are shares that will be issued entirely from the portfolio and will be listed on the Stock Exchange with due observance of the applicable laws and regulations. Rights Issue Shares have the same and equal rights in all respects, including the right to dividends, with other fully paid-up shares. Each Rights Issue in fractional form will be rounded down. In accordance with the provisions of OJK Regulation No. 32/POJK.04/2015 concerning Capital Increase of Public Companies by Granting Rights Issue as amended by OJK Regulation No. 14/POJK.04/2019 concerning Amendment to OJK Regulation No. 32/POJK.04/2015 (“POJK No. 32/2015”), in the event that a shareholder has Rights Issue in fractional form, the rights to the fractional shares must be sold by the Company, and the proceeds of the sale are deposited into the Company’s account. Rights Issues that are not exercised on the last date of Rights Issue exercise will no longer be valid.

Through a statement letter dated April 28, 2025, PT Sapta Adhikari Investama (“SAI”) as the holder of 52.46% (fifty two point four six percent) of the Company’s shares, states that it will not exercise all of the Rights Issue that it will obtain in the Company’s Capital Increase with Rights Issue I. In connection therewith, SAI will not transfer part or all of the Rights Issue that is not exercised in the Company’s Capital Increase with Rights Issue I.

Through a statement letter dated June 25, 2025, PT Dwimuria Investama Andalan (“DIA”) as the holder of 8.33% (eight point three three percent) of the Company’s shares, states that it will exercise all of the Rights Issue that it will obtain in the Company’s Capital Increase with Rights Issue I.

If the shares offered in this Capital Increase with Rights Issue I are not entirely subscribed by the shareholders or holders of Rights Issue certificate, the remainder will be allotted to other shareholders making subscriptions greater than their rights as stated in the Rights Issue Certificate or Additional Share Subscription and Purchase Form, proportionally based on the number of Rights Issue that have been exercised by each shareholder requesting additional shares. If after the allotment there are still remaining New Shares not exercised and/or subscribed by Rights Issue holders, in accordance with the Deed of Purchase Agreement for Remaining Shares in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No. 142 dated April 25, 2024, as amended pursuant to Deed of Amendment I to Deed of Purchase Agreement for Remaining Shares in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No. 169 dated May 23rd, 2025, both drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta (“Remaining Shares Purchase Agreement”), DIA as Standby Buyer will purchase all remaining New Shares up to a maximum of 7,397,355,646 (seven billion three hundred ninety-seven million three hundred fifty-five thousand six hundred forty-six) shares, issued at the exercise price of each New Share as set forth in the Remaining Shares Purchase Agreement. In connection with the commitment, DIA declares that it is capable and has sufficient funds, as evidenced by details of proof of sufficient funds.

The Company has obtained approval from the EGMS for the plan to increase capital by issuing new shares from the Company’s portfolio in a maximum of 15,000,000,000 (fifteen billion) registered shares with a par value of IDR10.00 (ten) per share of the Company’s paid-up capital by issuing Rights Issue in the context of Capital Increase with Rights Issue I, as stated in the Statement Letter No. 343/Sl.Not/IV/2025 dated April 23, 2025, drawn up before Notary Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta.

THE RIGHTS ISSUE WILL BE REGISTERED ON THE INDONESIAN STOCK EXCHANGE (“IDX”) AND CAN BE TRADED BOTH INSIDE AND OUTSIDE THE IDX DURING THE RIGHTS ISSUE TRADING PERIOD FROM JULY 14, 2025, TO JULY 18, 2025. RIGHTS ISSUE CAN BE EXERCISED DURING THE RIGHTS ISSUE TRADING PERIOD BY SUBMITTING A SHARE PURCHASE ORDER FORM. LISTING OF NEW SHARES RESULTING FROM THE EXERCISE OF THE RIGHTS ISSUE WILL BE MADE ON THE IDX STARTING FROM JULY 14, 2025. THE LAST DATE FOR EXERCISE OF THE RIGHTS ISSUE IS JULY 18, 2025, PROVIDED THAT THE RIGHTS ISSUE NOT EXERCISED UP TO THAT DATE IS NO LONGER VALID.

IMPORTANT TO NOTE

SHAREHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS IN CAPITAL INCREASE WITH RIGHTS ISSUE I WILL EXPERIENCE A DECREASE IN THE PERCENTAGE OF SHAREHOLDING (DILUTION) IN A MAXIMUM AMOUNT OF 13.91% (THIRTEEN POINT NINE ONE PERCENT).

THE MAIN RISK FACED BY THE COMPANY IS THAT THE GROUP FACES TIGHT COMPETITION AS WELL AS PRICE COMPETITION IN THE TELECOMMUNICATION INFRASTRUCTURE LEASING INDUSTRY. OTHER RISK FACTORS ARE DISCLOSED IN CHAPTER VI OF THIS PROSPECTUS.

THE RISKS THAT INVESTORS MAY FACE ARE THE RISK OF PRICE AND ILLIQUIDITY OF THE SHARES OFFERED IN THIS CAPITAL INCREASE WITH RIGHTS ISSUE I, WHICH IS AFFECTED BY THE CONDITIONS OF THE INDONESIAN CAPITAL MARKET.

THE CAPITAL INCREASE WITH RIGHTS ISSUE I PROSPECTUS IS ONLY DISTRIBUTED IN INDONESIA UNDER THE LAWS AND/OR REGULATIONS IN FORCE IN INDONESIA. NOTHING CONTAINED IN THIS DOCUMENT SHALL BE CONSIDERED AN OFFER OF SECURITIES FOR SALE IN A JURISDICTION WHERE SUCH A MATTER IS PROHIBITED. EACH PARTY OUTSIDE THE TERRITORY OF INDONESIA IS FULLY RESPONSIBLE FOR COMPLYING WITH THE PROVISIONS APPLICABLE IN SUCH COUNTRY, AND THE COMPANY IS RELEASED FROM ALL RESPONSIBILITIES AND CONSEQUENCES FOR ANY EXERCISE OF RIGHTS ISSUE MADE BY A PARTY OUTSIDE THE TERRITORY OF INDONESIA.

THIS CAPITAL INCREASE WITH RIGHTS ISSUE I IS NOT REGISTERED UNDER ANY OTHER LAWS AND/OR REGULATIONS OTHER THAN THOSE IN FORCE IN INDONESIA. IF ANYONE OUTSIDE INDONESIA RECEIVES THIS PROSPECTUS OR THE RIGHTS ISSUE CERTIFICATE, OR OTHER DOCUMENTS RELATED TO THIS CAPITAL INCREASE WITH RIGHTS ISSUE I, SUCH DOCUMENTS ARE NOT INTENDED AS OFFERING DOCUMENTS TO PURCHASE ORDINARY SHARES IN THE NAME OF PROCEEDS OF THE RIGHTS ISSUE EXERCISE, EXCEPT IF SUCH OFFER, PURCHASE OR EXERCISE OF RIGHTS ISSUE IS NOT IN CONTRARY WITH OR DOES NOT CONSTITUTE A VIOLATION OF THE LAWS AND/OR REGULATIONS IN FORCE IN SUCH COUNTRY. IN THE EVENT OF ANY NON-INDONESIAN SHAREHOLDER WHO IS PROHIBITED UNDER THE LAWS OF THEIR COUNTRIES FROM EXERCISING THE RIGHTS ISSUE, THE COMPANY OR ITS DESIGNEE HAS THE RIGHT TO REJECT THE APPLICATION OF SUCH PARTY TO PURCHASE SHARES BASED ON THE RIGHTS ISSUE HE/SHE HOLDS.

THE NEW SHARES ARE NOT AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OR THE LAWS OF ANY STATE OF THE UNITED STATES, AND THE NEW SHARES ARE OFFERED AND SOLD: (I) IN THE TERRITORY OF THE UNITED STATES, IF PERMITTED UNDER RULE 801 UNDER THE U.S. SECURITIES ACT. TO SHAREHOLDERS OF THE COMPANY WHO ARE UNITED STATES CITIZENS OR ESTABLISHED UNDER THE LAWS OF THE UNITED STATES IN ACCORDANCE WITH RULE 801 UNDER THE U.S. SECURITIES ACT; AND (ii) OUTSIDE THE UNITED STATES UNDER REGULATION S. THE NEW SHARES ACQUIRED IN CAPITAL INCREASE WITH RIGHTS ISSUE I ARE THE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144(A)(3) UNDER THE U.S. SECURITIES ACT TO THE EXTENT THAT THE NUMBER AND PROPORTION OF SHARES HELD BY THE SHAREHOLDERS ON THE RECORDING DATE OF CAPITAL INCREASE WITH RIGHTS ISSUE I ARE THE “RESTRICTED SECURITIES” PURSUANT TO RULE 144A(3) UNDER THE U.S. SECURITIES ACT TO THE EXTENT AND IN ACCORDANCE WITH THE PROPORTION OF THE SHARES HELD BY SUCH SHAREHOLDERS AT THE RECORDING DATE WHICH ARE "RESTRICTED SECURITIES". UP TO 40 DAYS AFTER COMPLETION, AN OFFER TO SELL OR SALE OF RIGHTS ISSUE OR NEW SHARES WITHIN THE UNITED STATES BY A BROKER OR DEALER (REGARDLESS OF WHETHER THE PARTY PARTICIPATES OR DOES NOT PARTICIPATE IN THE OFFER) MAY VIOLATE THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT IF THE OFFER TO SELL OR THE SALE IS MADE NOT IN ACCORDANCE WITH THE EXEMPTIONS UNDER THE U.S. SECURITIES ACT.

THE OFFER IS MADE FOR THE SECURITIES OF A COMPANY INCORPORATED IN THE REPUBLIC OF INDONESIA. THIS OFFER WILL BE SUBJECT TO THE DISCLOSURE REQUIREMENTS IN INDONESIA, WHICH DIFFER FROM THOSE IN THE UNITED STATES. EACH FINANCIAL REPORT PRESENTED IN THIS DOCUMENT HAS BEEN PREPARED BASED ON FINANCIAL ACCOUNTING STANDARDS IN INDONESIA AND IT IS POSSIBLE THAT THESE STANDARDS MAY NOT BE COMPARABLE TO FINANCIAL REPORTS IN THE UNITED STATES.

YOU MAY EXPERIENCE DIFFICULTY IN EXERCISING YOUR RIGHTS OR CLAIMS UNDER THE U.S. FEDERAL SECURITIES LAWS, SINCE THIS COMPANY IS LOCATED IN INDONESIA AND SOME OR ALL OF ITS OFFICERS OR DIRECTORS ARE DOMICILED IN INDONESIA. THERE IS A POSSIBILITY THAT YOU CANNOT FILE A SUIT AGAINST A NON-AMERICAN COMPANY OR ITS OFFICERS OR DIRECTORS IN A NON-AMERICAN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. YOU MAY EXPERIENCE DIFFICULTY IN DEMANDING NON-AMERICAN COMPANIES AND THEIR AFFILIATES TO BE SUBJECT TO THE DECISIONS OF A COURT IN THE UNITED STATES.

This Important Information is published in Jakarta on July 2, 2025.

INDICATIVE SCHEDULE

Extraordinary General Meeting of Shareholders	:	April 23, 2025	Rights Issue Listing on the Indonesia Stock Exchange	:	July 14, 2025
Effective Registration Statement	:	June 30, 2025	Rights Issue Trading and Exercise Period	:	July 14 - 18, 2025
Registration of Shareholders Entitled to Obtain Rights Issue	:	July 10, 2025	End of Payment of Rights Issue Exercise Shares	:	July 18, 2025
Cum Rights Issue in the Regular Market and Negotiation Market	:	July 8, 2025	Period of Distribution of Rights Issue Shares	:	July 16 - 22, 2025
Ex Rights Issue in the Regular Market and Negotiation Market	:	July 9, 2025	End of Payment of Additional Share Subscriptions	:	July 22, 2025
Cum Rights Issue in the Cash Market	:	July 10, 2025	Allotment of Additional Shares	:	July 23, 2025
Ex Rights Issue in the Cash Market	:	July 11, 2025	Distribution of Allotment Shares	:	July 25, 2025
Rights Issue Distribution	:	July 11, 2025	Refund of Subscription Money	:	July 25, 2025

PUBLIC OFFERING

The summary of the Company's Capital Increase With Rights Issue I is as follows:

Number of Shares	:	8,083,478,731 (eight billion eighty three million four hundred seventy eight thousand seven hundred thirty one) New Shares
Nominal Value	:	IDR10,- (ten Indonesian Rupiahs) for each share.
Rights Issue to shares ratio	:	Each holder of 619 (six hundred nineteen) Old Shares whose name is registered in the Shareholders Register on July 10, 2025, at 04.00 p.m. Western Indonesian Time (WIB) has 100 (one hundred) Rights Issues, with each 1 (one) Rights Issue entitling its holder to purchase 1 (one) New Shares
Exercise Price	:	IDR680.- (six hundred eighty Rupiah) for each share.
Issuance value	:	IDR5,496,765,537,080 (five trillion four hundred ninety six billion seven hundred sixty five million five hundred thirty seven thousand eighty Rupiah).
Ownership dilution	:	A maximum of 13.91% (thirteen point nine one percent) after Capital Increase with Rights Issue I.
Listing	:	PT Bursa Efek Indonesia (IDX)
Date of registration of shareholders entitled to Rights Issue	:	July 10, 2025
Date of registration on IDX	:	July 14, 2025
Trading period and exercise of Rights Issue	:	July 14 - 18, 2025

In order to exercise Capital Increase with Rights Issue I and to comply with the provisions of POJK No. 15/2020, the Company has obtained approval from the EGMS on April 23, 2025, for the plan to increase capital by issuing new shares from the Company's portfolio in the maximum amount of 15,000,000,000 (fifteen billion) ordinary shares with a par value of IDR10.00 (ten Rupiah) per share of the Company's paid-up capital, by issuing Rights Issue in the framework of Capital Increase with Rights Issue I, as stated in the Deed of Minutes of Meeting No. 112 dated April 23, 2025, drawn up before Notary Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta.

COMPANY CAPITAL STRUCTURE BEFORE AND AFTER CAPITAL INCREASE WITH RIGHTS ISSUE I

The composition of capital structure is as set out in Deed of Restated Resolutions of Meeting No. 182 dated November 22, 2024, made before Notary Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta, which deed has obtained approval from the Minister of Law and Human Rights of the Republic of Indonesia No. AHU-0075650.AH.01.02.TAHUN 2024 dated November 22, 2024 and has been registered in the Company Register No. AHU-0253375.AH.01.11.TAHUN 2024 dated November 22, 2024. Composition of the Company’s shareholders, pursuant to the Shareholders Register on May 31, 2025, is as follows:

	Par Value IDR10,- per Share
Name of Shareholders	Number of Shares	Par Value (IDR)%
Authorized Capital	200,000,000,000	2,000,000,000,000
Issued and Paid-Up Capital
- PT Sapta Adhikari Investama	26,764,246,165	267,642,461,650	52.46
- PT Dwimuria Investama Andalan	4,247,101,900	42,471,019,000	8.33
- Public (and others with ownership below 5%)	19,025,385,281	190,253,852,810	37.29
Total Issued and Paid-up Capital Before Treasury Shares	50,036,733,346	500,367,333,460	98.08
- Treasury shares	977,891,654	9,778,916,540	1.92
Total Issued and Paid-up Capital After Treasury Shares	51,014,625,000	510,146,250,000	100.00
Total Shares in Portfolio	148,985,375,000	1,489,853,750,000

As of the publication date of this Prospectus, the Company has treasury shares purchased by the Company during the share buyback period in 2018 and 2020. The number of treasury shares is 977,891,654 (nine hundred seventy seven million eight hundred ninety one thousand six hundred fifty four) shares.

The following is the Company’s pro-forma capital structure assuming that all Shareholders, including DIA and public shareholders, exercise their rights to purchase the New Shares, except for SAI stating that it will not exercise Rights Issue, and DIA as a standby buyer to purchase all new shares not exercised after additional subscriptions:

	Before Implementing Capital Increase with Rights Issue I			After Implementing Capital Increase with Rights Issue I
Description	Number of Shares	Par Value (IDR)%		Number of Shares	Par Value (IDR)%
Authorized Capital	200,000,000,000	2,000,000,000,000		200,000,000,000	2,000,000,000,000
Issued and Paid-Up Capital:
- PT Sapta Adhikari Investama	26,764,246,165	267,642,461,650	52.46	26,764,246,165	267,642,461,650	45.29
- PT Dwimuria Investama Andalan	4,247,101,900	42,471,019,000	8.33	9,257,012,733	92,570,127,330	15.66
- Public (and others with ownership below 5%)	19,025,385,281	190,253,852,810	37.29	22,098,953,179	220,989,531,790	37.39
Total Issued and Paid-up Capital Before Treasury Shares	50,036,733,346	500,367,333,460	98.08	58,120,212,077	581,202,120,770	98.35
- Treasury shares	977,891,654	9,778,916,540	1.92	977,891,654	9,778,916,540	1.65
Total Issued and Paid-up Capital after Treasury Shares	51,014,625,000	510,146,250,000	100.00	59,098,103,731	590,981,037,310	100.00
Portfolio	148,985,375,000	1,489,853,750,000		140,901,896,269	1,409,018,962,690

The following is the Company’s pro-forma capital structure assuming that all Shareholders including SAI and the public shareholders, do not exercise their rights to purchase the New Shares and DIA as a standby buyer to purchase all new shares not exercised after the additional subscriptions:

	Before Implementing Capital Increase with Rights Issue I			After Implementing Capital Increase with Rights Issue I
Description	Number of Shares	Par Value (IDR)%		Number of Shares	Par Value (IDR)%
Authorized Capital	200,000,000,000	2,000,000,000,000		200,000,000,000	2,000,000,000,000
Issued and Paid-Up Capital:
- PT Sapta Adhikari Investama	26,764,246,165	267,642,461,650	52.46	26,764,246,165	267,642,461,650	45.29
- PT Dwimuria Investama Andalan	4,247,101,900	42,471,019,000	8.33	12,330,580,631	123,305,806,310	20.86
- Public (and others with ownership below 5%)	19,025,385,281	190,253,852,810	37.29	19,025,385,281	190,253,852,810	32.19
Total Issued and Paid-up Capital Before Treasury Shares	50,036,733,346	500,367,333,460	98.08	58,120,212,077	581,202,120,770	98.35
- Treasury shares	977,891,654	9,778,916,540	1.92	977,891,654	9,778,916,540	1.65
Total Issued and Paid-up Capital after Treasury Shares	51,014,625,000	510,146,250,000	100.00	59,098,103,731	590,981,037,310	100.00
Portfolio	148,985,375,000	1,489,853,750,000		140,901,896,269	1,409,018,962,690

PLANNED USE OF PROCEEDS

All funds procured from Capital Increase with Rights Issue I (after deduction of issuance costs) will be used by the Company to increase its share ownership in Protelindo, its subsidiary, 99.99% shares of which are held by the Company.

Complete information on the Company’s use of proceeds can be seen in Chapter II of the Prospectus.

IMPORTANT FINANCIAL HIGHLIGHTS

Prospective Investors must read the important financial highlights presented below, together with the Group’s financial statements and notes to the financial statements. Investors must also read Chapter V of the Prospectus entitled Management Analysis and Discussion.

The following table summarizes the Company Group's important consolidated financial data. The Company Group's consolidated financial information as of December 31, 2024, and 2023 and years then ended, are presented in the following table, derived from:

The Group’s consolidated financial statements as of December 31, 2024 and 2023 and for years then ended, which have been prepared by the Company's management in accordance with Indonesian Financial Accounting Standards which include Statements and Interpretations issued by the Financial Accounting Standards Board of the Institute of Indonesia Chartered Accountants, as well as capital market regulatory requirements applicable to entities under its supervision, namely the Regulation No. VIII.G.7 on “Presentation and Disclosure of Financial Statements of Issuers or Public Companies” (collectively referred to as the “Applicable Financial Reporting Framework”) and presented in Rupiah currency (collectively referred to as the “Audited Consolidated Financial Statements”), having been audited by Public Accounting Firm Purwantono, Sungkoro & Surja (”KAP PSS”), an independent auditor, based on the Audit Standards established by the Institute of Indonesian Public Accountants (Institut Akuntan Publik Indonesia or “IAPI”) as stated in the independent auditor’s report No 01791/2.1032/AU.1/10/0702-3/1/VI/2025 dated June 25, 2025 signed by Widya Arijanti (Public Accountant Registration No. AP.0702). The independent auditor's report expresses an unmodified opinion with an “other matters” paragraph regarding: (a) the purpose for which the independent auditor's report was issued, and (b) re-issue of the independent auditor's report on the Audited Consolidated Financial Statements, in relation to the re-issue of the Audited Consolidated Financial Statements. The independent auditor's report on the consolidated financial statements as of December 31, 2024 and for the year then ended also contains “key audit matters” describing: (i) an explanation of why the Company considers the goodwill impairment testing and accounting for business combination to be one of the most significant matters in its audit of the current period and therefore constitutes a key audit matter, and (ii) how the key audit matter is addressed in the audit.

HIGHLIGHTS OF FINANCIAL POSITION STATEMENTS

in million Rupiah
	December 31
Description	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	940,183	428,677
Restricted banks	535	122
Trade receivables
Third parties	3,277,053	3,074,300
Related parties	15,740	12,034
Net investment in leases - short term	168,639	-
Other receivables
Third parties	102,305	58,757
Related parties	965	202
Inventories	15,943	14,572
Prepaid expenses - short-term	171,533	229,269
Prepaid taxes	192,918	479,259
Advances	30,986	41,242
Investments in financial instruments - short-term	36,599	35,568
Derivative receivables - short-term	2,441	52,881
TOTAL CURRENT ASSETS	4,955,840	4,426,883

NON-CURRENT ASSETS
Net investment in leases - long term	685,858	-
Fixed assets	47,477,953	40,385,074
Goodwill	15,833,997	15,508,533
Prepaid expenses - long-term	175,244	183,620
Intangible Assets	863,813	990,800
Right-of-use assets	5,567,137	5,121,186
Investments	571,632	494,088
Derivative receivables - long-term	273,499	157,051
Deferred tax assets, net	7,216	6,645
Employee benefits assets - long-term, net	74	673
Other non-current assets	1,416,117	1,144,393
TOTAL NON-CURRENT ASSETS	72,872,540	63,992,063
TOTAL ASSETS	77,828,380	68,418,946

LIABILITIES AND EQUITY
SHORT-TERM LIABILITIES
Tower construction and other business debts
Third parties	929,781	1,100,739
Related parties	78,433	106,204
Other debts
Third parties	40,137	103,535
Related parties	71	34,624
Accruals	1,365,395	1,463,019
Short-term portion of debts for:
Lease payables	245,695	265,310
Bank debts
Third parties	14,062,762	10,875,657
Related parties	616,500	196,500
Bonds payables	274,913	7,252,204
Tax payables	120,460	193,123
Deferred income	2,190,180	2,457,037
Related party loans	-	54,500
Short-term employee benefits liabilities, net	213,453	174,579
Derivatives payable - short-term	-	21,922
TOTAL SHORT-TERM LIABILITIES	20,137,780	24,298,953

LONG-TERM LIABILITIES
Long-term debts - net of portion due within one year
Lease payables	673,078	180,108
Bank debts
Third parties	31,054,547	18,455,327
Related parties	4,210,336	6,370,483
Bonds payables	1,198,304	1,317,513
Long-term provision	353,980	314,014
Deferred tax liabilities, net	724,311	841,962
Long-term employee benefit liabilities, net	119,404	76,518
Deferred income	33,240	30,372
Derivative payables - long-term	167,736	22,032
TOTAL LONG-TERM LIABILITIES	38,534,936	27,608,329
TOTAL LIABILITIES	58,672,716	51,907,282

EQUITY
Equity Attributable to the owners of the parent entity
Authorized capital
Par value - IDR 10 (full amount) per share
Authorized capital - 200,000,000,000 shares (2023: 100,000,000,000 shares )
Issued and paid-up capital - 51,014,625,000 shares	510,146	510,146
Additional paid-up capital	7,836	17,623

Share-based compensation reserve	103,683	92,296
Treasury shares	(738,670)	(931,339)
Other comprehensive income	79,188	78,846
Retained earnings:
General reserves	1,300	1,200
Unappropriated	19,121,594	16,687,620
Total equity attributable to the owners of the parent entity	19,085,077	16,456,392
Non-controlling interests	70,587	55,272
TOTAL EQUITY	19,155,664	16,511,664
TOTAL LIABILITIES AND EQUITY	77,828,380	68,418,946

STATEMENT OF PROFIT AND LOSS AND OTHER COMPREHENSIVE INCOME

in million Rupiah
	Years ended December 31
Description	2024	2023
Revenue	12,735,815	11,740,345
Depreciation and amortization	(3,097,727)	(2,843,268)
Other cost of revenue	(898,595)	(684,486)
Cost of revenue	(3,996,322)	(3,527,754)
Gross profit	8,739,493	8,212,591
Selling and marketing expenses	(312,845)	(238,120)
General and administrative expenses	(824,232)	(838,176)
Other operating expenses, net	(336,495)	(194,993)
Operating profit	7,265,921	6,941,302
Finance income, gross	84,309	25,649
Final tax on finance income	(16,862)	(5,130)
Finance income, net	67,447	20,519
Finance costs, net	(3,137,673)	(2,858,027)
Profit before final tax expense and income tax	4,195,695	4,103,794
Final tax expense	(659,012)	(557,918)
Profit before income tax expense	3,536,683	3,545,876
Income tax expense	(172,077)	(242,234)
Profit for the year	3,364,606	3,303,642

Other comprehensive income (loss)
Items not to be reclassified to profit or loss
Actuarial loss, net of tax	4,872	6,347
Items to be reclassified to profit or loss
Net loss on cash flow hedges	(4,810)	(31,157)
Share portion on investment	27	-
Loss on investments	-	2,219
Total other comprehensive income (loss)	89	(22,591)
Total comprehensive income for the year	3,364,695	3,281,051

Profit for the year attributable to:
Owners of the parent entity	3,335,437	3,253,097
Non-controlling interests	29,169	50,545
	3,364,606	3,303,642

Total comprehensive income attributable to:	3,335,779	3,231,457
Owners of the parent entity	28,916	49,594
Non-controlling interests	3,364,695	3,281,051

Earnings per share (full amount)
Basic	67	65
Diluted	67	65

STATEMENTS OF CASH FLOW DATA

in million Rupiah
	Years ended December 31
Description	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from customers	15,816,728	12,987,836
Cash payments to suppliers	(3,850,788)	(1,594,808)
Cash payments to employees	(1,117,748)	(938,838)
Cash provided by operations	10,848,192	10,454,190
Payments of income taxes and other taxes	(1,719,187)	(1,695,885)
Tax refunds	34,250	131,222
Interest income received	61,096	16,348
Disbursements (placements) of restricted banks	115,716	(107)
Net cash flows provided by operating activities	9,340,067	8,905,768

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of fixed assets	20,407	18,580
Dividends received from associates	5,310	-
Payments for purchases of fixed assets and advances to suppliers	(4,519,034)	(4,563,727)
Payments for acquisitions of businesses after deducting cash and bank balances obtained	(3,457,027)	(42,701)
Placements in joint venture investments	(43,648)	(249,031)
Placements in associate investments	(9,946)	(194,125)
Returns (placements) of long-term investments	(1,586)	493,632
Net cash flows provided by investing activities	(8,005,524)	(4,537,372)

CASH FLOWS FROM FINANCING ACTIVITIES
Receipts from bank debts	84,090,394	42,250,068
Payments of bank debts	(72,256,028)	(43,649,866)
Payments of interest on debt	(2,646,056)	(2,283,563)
Payments of loan expenses	(11,598)	(50,816)
Dividend payments
Owners of the parent entity	(901,363)	(1,201,303)
Non-controlling interests	(42,002)	(28,500)
Receipts from bond issuance	157,010	4,000,000
Payment of bond payable	(7,271,893)	(1,215,049)
Payment of bond interest	(335,498)	(356,860)
Payment of bond issuance costs	(5,563)	(11,682)
Payment of lease payable	(1,650,645)	(1,674,830)
Payments of related party loans	(56,500)	(9,723)
Completion of derivative transactions	151,702	-
Receipts from related party loans	2,000	-
Receipts from other debt	13,545
Receipts from capital contribution	686	-
Payment of call spread premium	(114,199)	(14,899)
Receipts from MESOP	92,971	102
Net cash flows used in financing activities	(783,037)	(4,246,921)

Net increase in Cash and Cash Equivalents	551,506	121,475
Effect of exchange rate changes on cash and cash equivalents	(40,000)	(1,434)
Cash and cash equivalents at the beginning of the year	428,677	308,636
Cash and cash equivalents at the end of the year	940,183	428,677

IMPORTANT FINANCIAL RATIOS

	December 31
Description	2024	2023
Financial ratios (%)
Profit for the year to total assets (ROA)	4.32	4.83
Profit for the year to total equity (ROE)	17.56	20.01
EBITDA1) to revenue (EBITDA margin)	84.02	85.00
Profit for the year to Revenue (net margin)	26.42	28.14

Financial Ratios (x)
Current assets to short-term liabilities	0.25	0.18
Total liabilities to total assets	0.75	0.76
Total liabilities to total equity	3.06	3.14
Total bank debt2) to total equity	2.61	2.17
Interest Coverage Ratio3) (ICR)	4.06	4.62
Debt Service Coverage Ratio4) (DSCR)	2.88	2.84

1) EBITDA is calculated from operating income plus depreciation and amortization as well as other operating expenses, net

2) Total bank debt is calculated from short-term bank debt plus long-term bank debt

3) ICR (Interest Coverage Ratio) is calculated from EBITDA divided by bank interest costs

4) DSCR (Debt Service Coverage Ratio) is calculated by dividing unrestricted cash flow (unrestricted cash flow is calculated from EBITDA plus working capital minus tax payments) by debt payments. This calculation is in accordance with the covenant calculation formula of the loan facility agreements with the banks.

MANAGEMENT DISCUSSION AND ANALYSIS

The management’s discussion and analysis of the Company’s financial condition and results of operations contained in this chapter should be read in conjunction with important financial highlights and financial statements of the Company for the years ended December 31, 2024, and 2023, as well as notes to financial statements.

1.	Loss and Profit Statement Analysis

Revenue

Comparison of revenue for the year ended December 31, 2024 to revenue for the year ended December 31, 2023

The Group's revenue for the year ended December 31, 2024 amounted to IDR12,735,815 million, an increase of IDR995,470 million or 8.48% compared to the revenue for the year ended December 31, 2023. The number of our tower site leases increased by 3,751 leased sites or 6.91%, from 54,284 as of December 31, 2023 to 58,035 as of December 31, 2024. This increase was primarily due to the acquisition of PT Inti Bangun Sejahtera Tbk in July 2024. Meanwhile, the increase in iForte's revenue was the result of increased urbanization and consumer demand for data services in areas with high levels of data traffic. This can be seen from the increase in the number of km of generating revenue from optic cable network rental by 35,251 km or 19.34%, from fiber optic km of 182,256 km as of December 31, 2023 to 217,507 km as of December 31, 2024. Revenue from other services also increased by IDR52,662 million or 4.37% from IDR1,206,298 million in the year ended December 31, 2023 to IDR1,258,960 million in the year ended December 31, 2024.

Depreciation and amortization

Comparison of depreciation and amortization for the year ended December 31, 2024 to depreciation and amortization for the year ended December 31, 2023

The Group's depreciation and amortization for the year ended December 31, 2024 amounted to IDR3,097,727 million, an increase of IDR254,459 million or 8.95% compared to depreciation and amortization in 2023. This increase was due to an IDR125,869 million or 9.06% increase in depreciation of fixed assets from IDR1,389,517 million in 2023 to IDR1,515,386 million in 2024, as well as an IDR100,814 million or 8.52% increase in amortization of right-of-use assets,from IDR1,183,535 million in 2023 to IDR1,284,349 million in 2024 in line with the addition of tower assets by 4,842 towers (15.85%) and an increase in fiber optic assets by 20,271 km (20.69%).

Other cost of revenue

Comparison of other cost of revenue for the year ended December 31, 2024 to other cost of revenue for the year ended December 31, 2023

The Group's other cost of revenue for the year ended December 31, 2024 amounted to IDR898,595 million, an increase of IDR214,109 million or 31.28% compared to the Other cost of revenue in 2023. This was due to an IDR179,411 million or 39.49% increase in site maintenance costs, from IDR454,310 million in 2023 to IDR633,721 million in 2024, in line with the increase in the number of tower sites and fiber optic kms.

Gross profit

Comparison of gross profit for the year ended December 31, 2024 to gross profit for the year ended December 31, 2023

The Group's gross profit for the year ended December 31, 2024 amounted to IDR8,739,493 million, an increase of IDR526,902 million or 6.42% compared to gross profit in 2023. This was due to increased data consumption through wireless devices in 2023, making data usage revenue one of the biggest sources of revenue growth for all operators. With such a high growth rate, operators must expand their coverage and increase the number of telecommunications devices in their network by placing orders to build new towers or lease existing towers.

Operating profit

Comparison of operating profit for the year ended December 31, 2024 to operating profit for the year ended December 31, 2023

The Group's operating profit for the year ended December 31, 2024 amounted to IDR7,265,921 million, an increase of 4.68% or IDR324,619 million compared to operating profit in 2023. This was due to increase in revenue, which was offset by depreciation and amortization expenses and cost of revenue as explained above.

Profit before final tax and income tax expense

Comparison of profit before final tax and income tax expense for the year ended December 31, 2024 to those for the year ended December 31, 2023

The Group's profit before final tax and income tax expense for the year ended December 31, 2024 amounted to IDR4,195,695 million, an increase of IDR91,901 million or 2.24% compared to profit before final tax and income tax expense for the year ended December 31, 2023. This was due to an IDR324,619 million increase in operating profit, which was offset by an IDR279,646 million increase in financial expenses.

Profit before income tax expense

Comparison of profit before income tax expense for the year ended December 31, 2024 to that for the year ended December 31, 2023

The Group's profit before income tax expense for the year ended December 31, 2024 amounted to IDR3,536,683 million, a decrease of IDR9,193 million or 0.26% compared to profit before income tax expense for the year 2023. This was due to an increase in profit before final tax and income tax expense of IDR91,901 million and increase in final tax expense of IDR101,094 million.

Profit for the year

Comparison of profit for the year ended December 31, 2024 to that for the year ended December 31, 2023

The Group's profit for the year ended December 31, 2024 amounted to IDR3,364,606 million, an increase of IDR60,964 million or 1.85% compared to the profit for the year for 2023. This was due to a decrease in income tax expense of IDR70,157 million.

Total comprehensive income for the year

Comparison of total comprehensive income for the year ended December 31, 2024 to that for the year ended December 31, 2023

The Group's other comprehensive income for the year ended December 31, 2024 amounted to IDR89 million, an increase from other comprehensive loss for the year ended December 31, 2023 of IDR22,591 million due to a decrease in net loss on cash flow hedges of IDR26,347 million, from a loss of IDR31,157 million in 2023 to a loss of IDR4,810 million in 2024. This was offset by a decrease in actuarial gain of IDR1,475 million and an increase in gain on share of investment of IDR27 million.

2.	ASSETS, LIABILITIES AND EQUITY

Assets

December 31, 2024 compared to December 31, 2023

The Group's total assets as of December 31, 2024 amounted to IDR77,828,380 million consisting of current assets of IDR4,955,840 million and non-current assets of IDR72,872,540 million.

The Group's current assets as of December 31, 2024 increased by IDR528,957 million or 11.95% when compared to the Group's current assets as of December 31, 2023. This was due to an increase in cash and cash equivalents from IDR428,677 million as of December 31, 2023 to IDR940,183 million as of December 31, 2024 and an increase in trade receivables from IDR3,086,334 million as of December 31, 2023 to IDR3,292,793 million as of December 31, 2024, which were netoff by a decrease in prepaid taxes, short-term from IDR479,259 million as of December 31, 2023 to IDR192,918 million as of December 31, 2024.

The Group's non-current assets as of December 31, 2024 increased by IDR8,880,477 million or 13.88% compared to December 31, 2023. This was mainly due to an increase in fixed assets from IDR40,385,074 million on December 31, 2023 to IDR47,477,953 million on December 31, 2024. The increase in fixed assets was due to the acquisition of subsidiary PT Inti Bangun Sejahtera Tbk in July 2024.

Liabilities

December 31, 2024 compared to December 31, 2023

The Group's total liabilities as of December 31, 2024 amounted to IDR58,672,716 million consisting of short-term liabilities of IDR20,137,780 million and long-term liabilities of IDR38,534,936 million.

The Group's short-term liabilities as of December 31, 2024 decreased by IDR4,161,173 million or 17.12% compared to December 31, 2023. This was mainly due to the decrease in bonds payable from IDR7,252,204 million as of December 31, 2023 to IDR274,913 million as of December 31, 2024 which was netoff by the increase in bank debts from IDR11,072,157 million as of December 31, 2023 to IDR14,679,262 million as of December 31, 2024. This was mainly due to the repayment of short-term bonds that matured in 2024.

The Group's long-term liabilities as of December 31, 2024 increased by IDR10,926,607 million or 39.58% compared to December 31, 2023. This was mainly due to the increase in long-term bank debts from IDR24,825,810 million as of December 31, 2023 to IDR35,264,883 million as of December 31, 2024. The increase in long-term bank debts was mainly due to the fulfillment of the Group's operational activities and working capital needs.

Equity

December 31, 2024 compared to December 31, 2023

The Group's equity as of December 31, 2024 amounted to IDR19,155,664 million, an increase of IDR2,644,000 million or 16.01% compared to December 31, 2023 which amounted to IDR16,511,644 million. This was mainly due to net profit for the year which was offset by dividend for the year.

3.	CASH FLOW

Cash Flows from Operating Activities

For the year ended December 31, 2024, net cash provided by operating activities amounted to IDR9,340,067 million, an increase of IDR434,299 million or 4.88% when compared to net cash provided by operating activities for the year ended December 31, 2023, which amounted to IDR8,905,768 million. This was mainly due to an increase in cash provided by operations in 2024 compared to 2023 of IDR 394,002 million due to the acquisition of a subsidiary, PT Inti Bangun Sejahtera Tbk, in the third quarter of 2024.

Cash Flow from Investing Activities

For the year ended December 31, 2024, net cash used in investing activities amounted to IDR8,005,524 million, an increase of IDR3,468,152 million or 76.44% compared to net cash used in investing activities for the year ended December 31, 2023, which amounted to IDR4,537,372 million. This was mainly due to the payment for the acquisition of subsidiaries in 2024, namely PT Inti Bangun Sejahtera Tbk, PT Integra Kreasitama Solusindo, and PT Varnion Technology Semesta in the amount of IDR3,457,027 million.

Cash Flow from Financing Activities

For the year ended December 31, 2024, net cash used in financing activities amounted to IDR783,037 million, a decrease of IDR3,463,884 million or 81.56% when compared to net cash used in financing activities for the year ended December 31, 2023, which amounted to IDR4,246,921 million. This was mainly due to proceeds from bank debts, mainly from PT Bank Negara Indonesia (Persero) Tbk and PT Bank Mandiri (Persero) Tbk, which was netoff by repayment of bank loans and bonds.

4.	LIQUIDITY AND CAPITAL SOURCES

Liquidity

Liquidity indicates the level of the Group’s ability to meet all short-term obligations as reflected in the ratio of current assets to short-term liabilities. The higher the ratio, the better the Group’s ability to meet short-term liabilities.

The ratio of current assets to short-term liabilities of the Group for the years ended December 31, 2024, and December 31, 2023, was 0.25x and 0.18x, respectively.

The Group’s internal liquidity sources come from cash receipts from customers, and its external liquidity comes from debt, both bank debts and bond debts.

As of the publication date of this Prospectus, the Group has sufficient working capital and has never experienced a shortage in meeting working capital.

There are no demands, obligations or commitments, events, and/or uncertainties that may result in a material increase or decrease in liquidity.

Solvency

Solvency is the Group’s ability to meet all its liabilities as measured by the comparison between the amount of liabilities and the amount of equity (equity solvency) or the amount of liabilities and the amount of assets (asset solvency). The Group's equity solvency for the years ended December 31, 2024, and December 31, 2023, amounted to 3.06x and 3.14x, respectively, while the Group's asset solvency for the years ended December 31, 2024, and December 31, 2023, amounted to 0.75x and 0.76x, respectively.

Return on Equity

Return on Equity shows the Group’s ability to generate net profit as measured by comparing the current year’s profit with the amount of equity. The Group's Return on Equity for the years ended December 31, 2024 and 2023, were 17.56% and 20.01%, respectively.

The decrease in return on equity as of December 31, 2024, compared to December 31, 2023, was due to an increase in total equity as a result of an increase in retained earnings from IDR16,688,820 million as of December 31, 2023, to IDR19,122,894 million as of December 31, 2024.

Return on Assets

The Return on Assets shows the Group’s ability to generate net income as measured by comparing the current year’s profit with the amount of assets. The Group's Return on Assets for the years ended December 31, 2024 and 2023 were 4.32% and 4.83%, respectively.

The decrease in return on assets as of December 31, 2024, compared to December 31, 2023, was due to an increase in assets from IDR68,418,946 million as of December 31, 2023 to IDR77,828,380 million as of December 31, 2024.

Profitability

The Group's net profit margin for the year ended December 31, 2024, amounted to 26.42%, a decrease from 28.14% for the year ended December 31, 2023.

The decrease in profit margin in 2024 compared to 2023 in the other services segment was mainly due to the growth of FTTH and connectivity segments, in addition to the increase in finance costs from 24.34% of revenue as of December 31, 2023, to 24.64% of revenue as of December 31, 2024.

SIGNIFICANT EVENTS SUBSEQUENT TO THE DATE OF THE PUBLIC ACCOUNTANT REPORT

Up to the date of the Registration Statement becoming effective, there were no significant events having a material impact on the Group’s financial condition and results of operations that occurred after the date of the independent auditor’s report on the financial statements dated June 25, 2025 until the effective date of the registration statement on financial statements audited by KAP Purwantono, Sungkoro & Surja, (member of Ernst & Young Global Limited) an independent auditor, based on the Auditing Standards established by the IAPI as stated in the independent auditor’s reports No. 01791/2.1032/AU.1/10/0702-3/1/VI/2025 dated June 25, 2025 signed by Widya Arijanti (Public Accountant Registration No. AP.0702) The independent auditor's report expressed a fair opinion, in all material respects in accordance with Financial Accounting Standards in Indonesia. The independent auditor's report contains an “other matters” paragraph stating the purpose for which the independent auditor's report was issued and re-issue of the independent auditor's report on the Audited Consolidated Financial Statements, in relation to the re-issue of the Audited Consolidated Financial Statements.

INFORMATION ON THE COMPANY, BUSINESS ACTIVITIES AND BUSINESS TENDENCIES AND PROSPECTS AS WELL AS SUBSIDIARIES

Brief history of the Company

PT Sarana Menara Nusantara Tbk. (“Company”) was duly established under Deed of Establishment No. 31 dated June 2, 2008, drawn up before Dr. Irawan Soerodjo, S.H., M.Si., Notary Public in Jakarta. The Deed of Establishment has obtained ratification from the Minister of Law and Human Rights under Decree No. AHU-37840.AH.01.01.Tahun 2008 dated July 2, 2008, and has been registered in the Company Register No. AHU-0054707.AH.01.09.Tahun 2008 dated July 2, 2008 as well as registered in the Company Register in accordance with Law No. 3 of 1982 concerning Mandatory Company Registration with Company Registration (Tanda Daftar Perusahaan or TDP) No. 11.25.1.64.00369, with Registration Agenda No. 462/BH-11.25/VII/2008 dated July 15, 2008. The Company’s Articles of Association as stated in the deed of establishment above have been amended several times, most recently by Deed of Restated Resolutions of Meeting No. 257 dated June 26, 2024, drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta, which has been notified to the Minister of Law and Human Rights as evident in the Receipt of Notification on Amendment to Articles of Association No. AHU-AH.01.03-0170481 dated July 10, 2024, and registered in the Company Register No. AHU- 0138815.AH.01.11.TAHUN 2024 dated July 10, 2024 (“Deed No. 257/2024”) as well as Deed of Restated Resolutions of Meeting No. 182 dated November 22, 2024, made before Notary Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta, which deed has obtained approval from the Minister of Law and Human Rights of the Republic of Indonesia No. AHU-0075650.AH.01.02.TAHUN 2024, dated November 22, 2024 and has been registered in the Company Register No. AHU-0253375.AH.01.11.TAHUN 2024 dated November 22, 2024 (“Deed No. 182/2024”).

The Company’s head office is located at Jl. Jenderal Ahmad Yani No. No. 19A, Kudus, Central Java and its branch office is located at Menara BCA, 55th floor, Jl. M.H Thamrin No. 1, Jakarta 10310, Indonesia.

Management and Supervision

As of the publication date of this Prospectus, in accordance with the Deed of Restatement of Meeting Resolutions No. 113 dated April 23, 2025, drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary in West Jakarta Adminisrative City, which has been notified to the Minister of Law and Human Rights as evident in the Receipt of Notification of Changes to Company Data No. AHU-AH.01.09-0204840 dated April 24, 2025 and registered in the Company Register under No. AHU-0088937.AH.01.11.TAHUN 2025 dated April 24, 2025, the composition of the members of the Board of Directors and Board of Commissioners of the Company is as follows:

Board of Commissioners

President Commissioner	:	Kenny Harjo
Independent Commissioner	:	Kusmayanto Kadiman
Independent Commissioner	:	John Aristianto Prasetio
Commissioner	:	Ario Wibisono

Board of Directors

President Director	:	Ferdinandus Aming Santoso
Director	:	Anita Anwar
Director	:	Eko Santoso Hadiprodjo
Director	:	Indra Gunawan

Business Activities

The Company’s main business fields in accordance with the latest amendment to the Company’s Articles of Association under Deed of Restated Resolutions of Meeting Number 158 dated May 31, 2021, drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta, are engaged in management consultancy activities, holding company activities and telecommunications central construction.

The Company’s current operational focus is to carry out holding company activities through its main subsidiaries, i.e., Protelindo, STP, and iForte. Protelindo and STP are engaged in telecommunication tower leasing, while iForte is engaged primarily in the provision of fiber optic and connectivity services. As a whole, the Company Group provides digital infrastructure for the clients to operate telecommunications services, either through telecommunications towers, fiber optic (Fiber to Tower – FTTT or Fiber to the Home - FTTH), wireless network, or VSAT. In providing this digital infrastructure, the Company generally has terms under long-term rental contracts, which are generally valid for 10 years for the telecommunication tower business segment, and they can have longer validity periods for the fiber optic business segment.

Currently, the source of the Company’s operating revenue can be categorized into three, i.e., from tower rentals in the form of build-to-suit and colocation contracts on towers that have been built, from provision of fiber optic networks through FTTT, and from provision of connectivity services through fiber optic (FTTH), wireless or VSAT for B2B (Business to Business) and B2G (Business to Government) clients.

PROCEDURES FOR SHARE SUBSCRIPTION

The Company has appointed PT Raya Saham Registra as the implementer of share administration management and as the implementing agent for this Capital Increase with Rights Issue I, in accordance with the Share Administration Management Agreement.

The following are the requirements and procedures for ordering the purchase of shares in connection with the Company’s Capital Increase with Rights Issue I:

1)	Eligible Subscribers

The Company’s Shareholders whose names are registered in the Company’s Shareholders Register on July 10, 2025, at 04.00 p.m. Western Indonesian Time (WIB) are entitled to obtain Rights Issue (the “Eligible Shareholders”) to submit a subscription to purchase New Shares in the context of this Capital Increase with Rights Issue I provided that each holder of 619 (six hundred nineteen) Old Shares receives 100 (one hundred) Rights Issue with each 1 (one) Rights Issue entitling its holder to purchase 1 (one) New Shares with an Exercise Price of IDR680,- (six hundred eighty Rupiah)per share which must be paid in full when submitting a subscription to purchase New Shares.

Eligible Shareholders to purchase New Shares are:

1)	Holders of Rights Issue Certificate whose names are registered in the Rights Issue Certificate or who legally obtain Rights Issue in accordance with applicable laws and regulations; or

2)	Holders of electronic Rights Issue recorded in the Collective Custody at KSEI up to the Rights Issue trading period.

The subscribers may consist of individuals, Indonesian and/or foreign citizens and/or institutions and/or legal entities/business entities, both Indonesian and foreign, as regulated in the Capital Investment Law along with its implementing regulations.

To expedite and fulfill the registration schedule of Eligible Shareholders, Shareholders who hold the Company’s shares in scrip form who will exercise their rights to obtain Rights Issue and have not recorded the transfer of ownership of their shares are advised to register with the BAE before the deadline for shareholder registration, which is on July 10, 2025.

2)	Distribution of Rights Issue

For Eligible Shareholders whose shares are in the Collective Custody system at KSEI, Rights Issue will be distributed electronically through the Securities Accounts of the Stock Exchange Members or their respective Custodian Banks at KSEI no later than 1 (one) Business Day after the date of recording on the Company’s Shareholders Register for those entitled to Rights Issue, which is on July 11, 2025. The Prospectus and exercise instructions will be distributed by the Company through the BAE, which can be obtained by the Company’s Shareholders from each Stock Exchange Member or its Custodian Bank.

For Eligible Shareholders whose shares are not included in the Collective Custody system at KSEI, the Company will issue Rights Issue Certificate under the name of the Eligible Shareholders.

Eligible Shareholders may collect Rights Issue Certificate, the Prospectus, Additional SSF and other forms at the Company’s BAE office on every business day and hour starting from July 11, 2025 by presenting the original valid identity card (National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS)) and submitting a copy and the original power of attorney for Shareholders who cannot collect it themselves by submitting a copy of identities of the grantor and the grantee of the power of attorney, at:

The Company’s Securities Administration Bureau

PT Raya Saham Registra

Plaza Sentral Building, 2nd floor

Jl. Jend. Sudirman Kav 47-48

Jakarta 12930

Phone. (021) 252 5666

Fax. (021) 252 5028

Email: hmetd.towr@registra.co.id

3)	Procedures for Registration/Exercise of Rights Issue

Exercise of Rights Issue can be carried out from July 14, 2025 to July 18, 2025.

a.	Holders of Rights Issue in Collective Custody at KSEI who will exercise their Rights Issue are required to submit an exercise application through the Securities Company/Custodian Bank appointed as the manager of their securities Furthermore, the Securities Company/Custodian Bank makes an application or instruction for exercise through the C-BEST system in accordance with the procedures determined by KSEI. In carrying out the exercise instruction, the Securities Company/Custodian Bank must fulfill the following provisions:

(i)	Rights Issue holders must provide funds for the exercise of Rights Issue when submitting the application;

(ii)	Adequacy of Rights Issue and funds for payment for the exercise of Rights Issue must be available in the securities account and fund account of the exercising Rights Issue holders.

On the first Trading Day that follows, KSEI will submit a List of Holders of Rights Issue in Collective Custody at KSEI who are exercising their rights and deposit the funds for payment of the exercise of Rights Issue into the Company’s Bank account.

New shares resulting from the exercise of Rights Issue will be distributed to each Securities Account of the relevant Rights Issue holders who are exercising their rights by KSEI. New shares resulting from the exercise will be distributed no later than 2 (two) Exchange Days upon receipt of the exercise application from KSEI and the payment funds have been received in good funds in the Company’s account.

b.	Holders of Rights Issue in scrip form/Rights Issue Certificate who will exercise their Rights Issue must submit a Rights Issue application to the BAE appointed by the Company, by submitting the following documents:

(i)	Duly signed and completely filled original Rights Issue Certificate;

(ii)	Original proof of payment by transfer/ bookkeeping/ giro/ check/ cash to the Company’s account from the bank to which the payment is deposited;

(iii)	Photocopy of valid National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) (for individuals), or photocopy of the Articles of Association and appendix of the composition of the Board of Directors/Management who are entitled to represent (for institutions/Legal Entities;

(iv)	Original valid Power of Attorney (if authorized) with IDR10,000 (ten thousand Indonesian Rupiahs) stamp duty attached with photocopy of National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) of the grantor and grantee of the power of attorney;

(v)	If the holder of Rights Issue wishes that the New Shares resulting from the exercise be included in Collective Custody, the exercise application to the BAE must be submitted through the appointed Securities Company or Custodian Bank by submitting additional documents in the form of:

-	Original Power of Attorney from the holder of Rights Issue to the Securities Company or Custodian Bank to submit an exercise application of Rights Issue and to manage the securities of the New Shares in Collective Custody at KSEI on behalf of the grantor;

-	Completely filled and duly signed Original Securities Deposit Form issued by KSEI.

-	A conversion fee of IDR50,000 per Rights Issue Certificate with 11% VAT is charged.

The Company will issue New Shares resulting from the exercise of Rights Issue in the physical form of Collective Share Certificates, if the holder of the Rights Issue Certificate does not wish the shares resulting from the exercise to be included in Collective Custody at KSEI.

Any and all conversion fees for the transfer of the Company’s shares in scrip form into electronic form and/or vice versa from electronic form into scrip form must be fully paid and borne by the relevant shareholder of the Company.

Registration for the exercise of Rights Issue is carried out at the Company’s BAE Office. Registration can be done from July 14, 2025 to July 18, 2025 on business days and hours (Monday to Friday at 09.00 a.m. - 03.00 p.m. Western Indonesian Time (WIB)).

If the filling of the Rights Issue Certificate does not comply with the instructions/requirements for subscribing shares listed in the Rights Issue Certificate and Prospectus, this may result in rejection of the subscription. Rights Issue is only considered to have been exercised when the payment has been proven to be received in good funds in the Company’s account in accordance with the provisions set forth in the purchase terms.

4)	Subscription of Additional Shares

Shareholders whose Rights Issues are not sold or the last Rights Issue purchaser/holder whose name is listed in the Rights Issue Certificate or Rights Issue holder in Collective Custody at KSEI, may subscribe for additional shares exceeding their rights by filling in the additional share purchase subscription column and/or Additional SSF as provided in an amount of at least 100 (one hundred) shares or multiples thereof and submitting it to the BAE no later than the last day of the Rights Issue exercise period, which is on July 18, 2025.

Holders of Rights Issue in scrip form/Rights Issue Certificate wishing their shares from the allotment to be in electronic form must submit an application to the BAE through Securities Company or Custodian Bank by submitting the following documents:

a.	Completely and correctly filled Original Additional SSF;

b.	Original power of attorney from the Rights Issue holder to the Securities Company or Custodian Bank to submit an application for additional share purchase subscription and to manage securities on shares resulting from the allotment in the KSEI Collective Custody and other powers that may be granted in connection with the additional share purchase subscription on behalf of the grantor;

c.	Photocopy of valid National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) (for individuals) or photocopy of the Articles of Association and appendix of the composition of the Board of Directors/managers (for institutions/legal entities);

d.	Original proof of payment by transfer/ bookkeeping/ giro/ check/ cash to the Company’s account from the bank to which the payment is deposited;

e.	Completely filled and duly signed original Securities Deposit Form issued by KSEI for the purpose of distributing shares resulting from the exercise by the BAE.
f.	Conversion fee is charged.

For holders of Rights Issue in the KSEI Collective Custody, fill in and submit the Additional SSF distributed by enclosing the following documents:

a.	Original exercise instructions that have been settled through the appropriate C-Best under the name of the Rights Issue holders (specifically for Rights Issue holders in the KSEI Collective Custody who have exercised their rights through the C-Best system);

b.	Original Securities deposit form issued by KSEI that has been completely filled in, for the distribution of Rights Issue Exercise Shares by the BAE;

c.	Original proof of payment by transfer/ bookkeeping/ giro/ check/ cash to the Company’s account from the bank to which the payment is deposited.

d.	Conversion fee is charged.

Holders of Rights Issue in scrip form/Rights Issue Certificates who wish their allotment shares to remain in scrip form/physical Collective Share Certificates must submit an application to the BAE by submitting the following documents:

a.	Completely and correctly filled Original Additional SSF;

b.	Original valid power of attorney (if authorized) with IDR10,000 (ten thousand Indonesian Rupiahs) stamp duty attached with a photocopy of National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) of the grantor and the grantee of the power of attorney;

c.	Photocopy of valid National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) (for individuals) or photocopy of the Articles of Association and appendix of the composition of the Board of Directors/managers (for institutions/legal entities);

d.	Original proof of payment by transfer/ bookkeeping/ giro/ check/ cash to the Company’s account from the bank to which the payment is deposited.

Any and all conversion fees for the transfer of the Company’s shares in scrip form into electronic form and/or vice versa from electronic form into scrip form must be fully paid and borne by the relevant shareholder of the Company.

Payment for the additional subscription can be made and must have been received in the Company’s bank account no later than July 22, 2025, in good funds. Orders that do not meet the instructions in accordance with the terms of the order may result in rejection of the order.

5)	Additional Share Allotment

The allotment of additional share subscriptions will be determined on July 23, 2025, with the following provisions:

1)	If the total number of shares subscribed, including additional share subscriptions, does not exceed the total number of shares offered in this Capital Increase with Rights Issue I, then all subscriptions for additional shares will be fulfilled;

2)	If the total number of shares subscribed, including additional share subscriptions, exceeds the total number of shares offered in this Capital Increase with Rights Issue I, then subscribers who place additional share subscriptions will be subject to a proportional allotment system, based on the number of Rights Issues that have been exercised by each shareholder requesting additional share subscriptions;

3)	The number of shares to be allotted is the remaining shares not subscribed by taking into account the number of shareholding after the implementation of Capital Increase with Rights Issue I.

The allotment manager will submit a report on the results of the accountant’s audit to the OJK on fairness of the implementation of allotment by referring to Regulation No. VIII.G.12, the report on results of the audit shall be submitted by the Company to the OJK within 30 days after the allotment date ends in accordance with POJK No. 32/2015 and POJK No.14/2019.

6)	Payment Requirements for Rights Issue Certificate Holders (outside of KSEI Collective Custody) and Additional New Share Subscriptions

Payment for share purchase subscriptions in the context of Capital Increase with Rights Issue I with the subscription application being submitted directly to the Company’s BAE must be fully paid (in good funds) in Rupiah currency at the time of the subscription submission in cash/ check/ giro/ transfer/ bookkeeping by specifying the Rights Issue Certificate Number or Additional SSF Number and payment must be made to the Company’s Bank account as follows:

PT Sarana Menara Nusantara Tbk

Bank: PT Bank Central Asia Tbk

Branch: KCK Menara BCA

No. Account Number: 2050004735

Beneficiary: PT Sarana Menara Nusantara Tbk

If the payment is made by check or transfer or giro, the payment date is calculated based on the date after the payment is received in good funds and is clearly in the Company’s Bank Account. For the purchase of additional shares, payment is made on the day of the subscription, such payment shall be received in good funds in the Company’s account no later than July 22, 2025.

All bank fees and transfer fees incurred in the purchase of shares are on the account of the subscriber. The subscription will be canceled if the payment requirements are not met.

7)	Proof of Receipt of Share Purchase Subscription

The Company through the BAE will submit to the subscriber a proof of receipt of the Share purchase subscription which is part of the Rights Issue Certificate, stamped and signed, as proof of receipt of the Share purchase subscription which can be used as evidence when collecting the Allotment Confirmation Form and/or refunding the unfulfilled subscription. This proof of receipt of the subscription is not a guarantee that the Share subscription will be fulfilled.

Holders of Rights Issue in the KSEI Collective Custody will receive confirmation of the application for exercise of Rights Issue from C-BEST through the KSEI account holder.

The period for receiving proof of receipt of the share purchase subscription is from July 16, 2025, to July 22, 2025.

8)	Cancellation of Purchase Subscription

The Company has the right to cancel the New Share subscription, either in whole or in part, by considering the applicable requirements. Notification of cancellation of share subscription will be announced together with the announcement of the share subscription allotment, which is on July 23, 2025.

Things that can cause the cancellation of New Share subscription include:

1)	Filling of Rights Issue Certificate or Additional SSF not in accordance with the instructions/requirements for subscribing for New Shares listed in the Rights Issue Certificate and Prospectus.

2)	Failure to fulfill payment requirements.

3)	Failure to fulfill the requirements for completeness of application documents.

9)	Refund of Subscription Money

In the event that part or all of the Additional Share Subscription in Capital Increase with Rights Issue I is not fulfilled or in the event of cancellation of share subscription, the Company will refund part or all of the subscription money in Rupiah currency by transferring to a bank account under the name of the subscriber. Refund by the Company will be made on July 25, 2025, or no later than 2 (two) Business Days after the allotment date. Refunds made up to July 25, 2025, will have no interest.

In the event of a delay in refunding the money, the amount to be refunded will have interest of 1% (one percent) per year of the value of the funds to be refunded, which is calculated after July 25, 2025, to the date on which the money is refunded. If the delay is due to failure by the subscriber to take the refund according to the specified time, an error in the system at the relevant bank or other matters through no fault of the Company, the Company will not pay interest on the delay.

10)	Submission of Collective Share Certificates from the Exercise of Rights Issue and Crediting to Securities Account

New Shares from the exercise of Rights Issue for subscribers who exercise Rights Issue according to their rights through KSEI will be credited to the Securities Account no later than 2 (two) Exchange Days upon receipt of the application for exercise of Rights Issue from KSEI and the payment funds have been received in good funds in the Company’s bank account.

New Shares resulting from the exercise of Rights Issue for holders of Rights Issue in scrip form who exercise Rights Issue in accordance with their rights will receive Collective Share Certificates or shares in scrip form no later than 2 (two) Trading Days after the application is received by the Company’s BAE and the payment funds are in good funds in the Company’s bank account.

Meanwhile, for New Shares resulting from the allotment of additional New Share subscriptions, the Collective Share Certificates will be available to be collected or will be distributed in electronic form in Collective Custody at KSEI no later than 2 (two) Business Days after the allotment.

New Collective Share Certificates resulting from the exercise of Rights Issue according to the rights can be collected on every Business Day (Monday to Friday, 09.00 a.m. to 03.00 p.m. Western Indonesian Time (WIB)) starting from July 16, 2025 to July 22, 2025 while new Collective Share Certificates resulting from the allotment can be collected no later than 2 (two) Business Days after the allotment process.

The collection is made at the Company’s BAE by presenting/submitting the following documents:

-	Original valid National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) (for individuals), or

-	Photocopy of the Articles of Association (for institutions/legal entities) and the valid composition of the directors, commissioners or management;

-	Original valid power of attorney (for authorized institutions/legal entities or individuals) with IDR10,000 (ten thousand Indonesian Rupiahs) stamp duty complete with a photocopy of National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) of the grantor and the grantee of the power of attorney;

-	Original Proof of Purchase Order Receipt.

11)	Allotment of Unexercised Rights Issue

If shares offered in Capital Increase with Rights Issue I are not entirely subscribed by shareholders or holders of Rights Issue proof, the remainder will be allotted to other shareholders making subscriptions greater than their rights as stated in the Rights Issue Certificate or Additional Share Subscription and Purchase Form, proportionally based on the number of Rights Issue that have been exercised by each shareholder requesting such additional shares.

If after the allotment there are still remaining New Shares not exercised and/or subscribed by Rights Issue holders, in accordance with the Deed of Purchase Agreement for Remaining Shares in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No. 142 dated April 25, 2025, drawn up before Christina Dwi Utami, S.H., M.Hum., Notary Public in West Jakarta (“Remaining Shares Purchase Agreement”), DIA as Standby Buyer will purchase all remaining New Shares issued at the exercise price of each New Share as stipulated in the Remaining Shares Purchase Agreement.

12)	Transfer of Rights Issue

Rights Issue holders who do not exercise their rights to purchase New Shares in the framework of Capital Increase with Rights Issue I may sell their rights to other parties from July 14, 2025 to July 18, 2025 through the IDX or may be exercised outside the IDX.

Shareholders who do not exercise their rights after the exercise of Rights Issue may be subject to dilution up to a maximum amount of 13.91% (thirteen point nine one percent).

DISTRIBUTION OF PROSPECTUS AND RIGHTS ISSUE CERTIFICATE

AS WELL AS ADDITIONAL SHARE PURCHASE SUBSCRIPTION FORM

The Company has announced important information related to Capital Increase with Rights Issue I through the Company’s website and the IDX website.

a.	For Shareholders whose shares are in the Collective Custody system at KSEI, Rights Issue will be distributed electronically through the Securities Accounts of Exchange Members or Custodian Banks respectively at KSEI no later than 1 (one) Business Day after the recording date on the Shareholders Register for those entitled to Rights Issue, which is on July 11, 2025. The Prospectus and exercise instructions are available at the Company’s BAE.

b.	For Shareholders whose shares are not included in the Collective Custody system at KSEI, the Company will issue Rights Issue Certificates under the name of the Shareholders and can collect the Rights Issue Certificates, the Prospectus, Additional SSF and other forms starting from July 9, 2025 by showing the original valid identity card (National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) and submitting a photocopy and the original Power of Attorney for those who cannot collect them in person at the Company’s BAE:

PT Raya Saham Registra

Plaza Sentral Building, 2nd floor

Jl. Jend. Sudirman Kav 47-48

Jakarta 12930

Phone. (021) 252 5666

Fax. (021) 252 5028

Email: hmetd.towr@registra.co.id

If the Company’s Shareholders whose names are legally registered in the Company’s Shareholders Register on July 10, 2025 have not received or collected the Rights Issue Certificates, the Prospectus, Additional SSF and other forms and have not contacted the Company’s BAE, then any and all risks or losses that may arise are not the responsibility of the Company or of the Company’s BAE, but they are entirely the responsibility of the Company’s Shareholders concerned

Rights Issue in electronic form will be distributed to the KSEI Securities Account or distributed to shareholders through the KSEI Account Holder.

SHAREHOLDERS ARE EXPECTED TO READ FURTHER INFORMATION ABOUT THE COMPANY'S CAPITAL INCREASE WITH RIGHTS ISSUE I IN THE INFORMATION PRESENTED IN THE PROSPECTUS.